Exhibit 99.1

Investor Relations Contact:	Media Contacts:
John G. Nesbett	Teresa Stubbs
Institutional Marketing Services, Inc.	MedAvant Healthcare Solutions
203-972-9200	812-206-4332
jnesbett@institutionalms.com	tstubbs@medavanthealth.com
MEDAVANT ANNOUNCES IT HAS CLOSED THE SALE OF NATIONAL PREFERRED
PROVIDER NETWORK
ATLANTA, GA.—(PRIME NEWSWIRE)—February 1, 2008— MedAvant Healthcare Solutions (MedAvant) (NASDAQ: PILL), a leader in healthcare technology and transaction services, today announced it has closed the sale of National Preferred Provider Network (“NPPN(tm)”) to Coalition America, Inc. (“Coalition” or “CAI”) for approximately $23.5 million in cash. Pursuant to the terms of an Escrow Agreement, $3 million of the purchase price will be placed in escrow and the purchase price will be subject to a working capital adjustment.
The transaction includes the sale of PlanVista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), National Network Services, LLC, PlanVista Corporation, Medical Resource, LLC and National Provider Network, Inc., all of which are MedAvant subsidiaries that combine to comprise NPPN. Coalition will acquire all of the equity interests in these subsidiaries at closing.
Cain Brothers & Company, LLC acted as exclusive financial advisor to MedAvant. Foley & Lardner LLP is acting as legal counsel to MedAvant in this transaction. Navigant Capital Advisors, LLC acted as exclusive financial advisor to Coalition in connection with the transaction. Morris, Manning & Martin, LLP is acting as legal counsel to Coalition in this transaction.
About MedAvant Healthcare Solutions
MedAvant provides information technology used to process transactions within the healthcare industry. MedAvant offers electronic claims processing to healthcare providers, a Preferred Provider Organization called the National Preferred Provider Network (NPPNTM) and remote reporting solutions for medical laboratories. To facilitate these services, MedAvant operates PhoenixSM, a highly scalable platform which supports real-time connections between healthcare clients. For more information, visit http://www.medavanthealth.com. MedAvant is a trade name of ProxyMed, Inc.

Forward Looking Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. Actual results could differ materially from projected results because of factors such as:
•	Our ability to satisfy the conditions to closing the proposed transaction, certain of which are not within our control;
•	The soundness of our business strategies relative to the perceived market opportunities;
•	Our ability to successfully develop, market, sell, cross-sell, install and upgrade our clinical and financial transaction services and applications to current and new physicians, payers and medical laboratories;
•	Our ability to compete effectively on price and support services;
•	Our ability and that of our business associates to perform satisfactorily under the terms of our contractual obligations, and to comply with various government rules regarding healthcare and patient privacy;
•	Entry into markets with vigorous competition, market acceptance of existing products and services, changes in licensing programs, product price discounts, delays in product development and related product release schedules, any of which may cause our revenues and income to fall short of anticipated levels;
•	The availability of competitive products or services;
•	The continued ability to protect our intellectual property rights;
•	Implementation of operating cost structures that align with revenue growth;
•	Uninsured losses;
•	Adverse results in legal disputes;
•	Unanticipated tax liabilities; and
•	The effects of a natural disaster or other catastrophic event beyond our control that results in the destruction or disruption of any of our critical business or information technology systems.
Any of these factors could cause the actual results to differ materially from the guidance given at this time. For further cautions about the risks of investing in MedAvant, we refer you to the documents MedAvant files from time to time with the Securities and Exchange Commission, including, without limitation, its most recently filed Annual Report on Form 10-K. MedAvant does not assume, and expressly disclaims, any obligation to update information contained in this document. Although this release may remain available on our website or elsewhere, its continued availability does not indicate that we are reaffirming or confirming any of the information contained herein.
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